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Pricing Supplement No. 14 dated September 19, 1997              Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                     File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                   VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAP4                                 Interest Rate: 7.25%
Aggregate Principal Amount: $651,000                 Maturity Date:  9/25/2000
Total Agents' Discount or Commission: $6,510         Issue Date:  9/24/97
Net Proceeds to Issuer:  $644,490                    Trade Date:  9/19/97
==============================================================================

================================================================================================
                                                              Agent's Discount    Net Proceeds
              Name of Agent                Principal Amount    or Commission       to Issuer
------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated         $551,000            $5,510             $545,490
------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $100,000            $1,000             $ 99,000
================================================================================================

Interest Payment Dates:  October 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including August 15, 2000 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 9/24/97 to 9/24/2000

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[ ]      Other Provisions:


[ ]      PaineWebber Incorporated

                     [X]     Legg Mason Wood Walker, Incorporated

                                                       [X]     Sage Rutty & Co.